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                                                                    EXHIBIT 12.1

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                                              SEPTEMBER 30,
                                       1992       1993       1994        1995       1996          1997
                                      -------   --------   ---------   --------   ---------   -------------
Income (loss) before income taxes...  $16,894   $109,456   $ 223,190   $289,950   $ (12,186)    $138,331
Fixed charges.......................   28,639     13,637      11,939     31,011      38,329       30,725
Less: Capitalized interest..........   (1,112)      (895)     (1,640)    (2,557)     (2,492)      (3,055)
                                      -------   --------   ---------   --------   ---------     --------
         Total......................  $44,421   $122,198   $ 233,489   $318,404   $  23,651     $166,001

Interest expense....................  $21,347   $  6,256   $   2,075   $ 18,599   $  26,355     $ 19,334
Capitalized interest................    1,112        895       1,640      2,557       2,492        3,055
Amortization of debt issuance
  costs.............................      380         86         124        255         282          436
Interest portion of rent expense....    5,800      6,400       8,100      9,600       9,200        7,900
                                      -------   --------   ---------   --------   ---------     --------
Total fixed charges.................  $28,639   $ 13,637   $  11,939   $ 31,011   $  38,329     $ 30,725
Ratio of Earnings to Fixed
  Charges...........................      1.6        9.0        19.6       10.3       *              5.4
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* Earnings were not sufficient to cover total fixed charges for the year ended
  December 31, 1996 by approximately $14.7 million.